1

EXHIBIT 10.1

EXECUTION VERSION

CREDIT SUISSE SECURITIES (USA) LLC CREDIT SUISSE AG 11 Madison Avenue New York, New York 10010
CONFIDENTIAL
July 12, 2015
Black Hills Corp.
625 Ninth Street
Rapid City, South Dakota 57701

Attention: Richard W. Kinzley,
Senior Vice President and
Chief Financial Officer

Kimberly Nooney,
Vice President and Treasurer

PROJECT SILVER BULLET
$1.17 Billion Senior Unsecured Bridge Term Loan Credit Facility
Commitment Letter

Ladies and Gentlemen:
Black Hills Corporation (“you” or “Black Hills”) has advised Credit Suisse Securities (USA) LLC (“CS Securities”) and Credit Suisse AG (“CS” and, together with CS Securities and their respective affiliates, “Credit Suisse”, “we”, “us”, “our” or the “Commitment Parties”) that you, directly or through one of your wholly owned domestic subsidiaries, intend to acquire (the “Acquisition”) all of the outstanding equity interests of a company previously identified to us as “Silver Bullet” (the “Target”) from its current equity holders (the “Sellers”), and to consummate the other Transactions (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”)).
You have further advised us that, in connection therewith, (a) Black Hills will seek to raise up to $1,170,000,000 from the issuance of any combination of (i) its senior unsecured notes (the “Senior Notes”) and/or (ii) shares of its common stock (the “Shares”) (in the case of (i) and (ii), pursuant to a public offering or in a Rule 144A or other private placement) and/or (iii) Class A Units of the Target pursuant to an equity offering of such Class A Units (the “Units”) and (b) to the extent the Borrower is unable to issue the Senior Notes, the Shares and/or the Units on or prior to the Closing Date, borrow up to $1,170,000,000 in aggregate principal amount of senior unsecured term loans under the senior unsecured bridge term loan credit facility (the “Bridge Facility”) described in the Term Sheet subject only to the satisfaction of the conditions referenced in numbered Section 6 hereof.
1.    Commitments.
In connection with the foregoing, CS ( in such capacity, the “Initial Lender”) is pleased to advise you of its commitment to provide the entire aggregate principal amount of the Bridge Facility in accordance with the terms set forth or referred to in this commitment letter (including the Term Sheet and other attachments hereto, this “Commitment Letter”) and subject only to the satisfaction of the conditions referenced in numbered Section 6 hereof; provided that the aggregate amount of commitments with respect to the Bridge Facility shall be reduced at any time on or after the date hereof as and to the extent set forth in the Term Sheet (under “Mandatory Prepayments and Commitment Reductions” or “Voluntary Prepayments and Reductions in Commitments”) or the Bridge Facility Documentation.
2.    Titles and Roles.
You hereby appoint (a) CS Securities (in such capacity, the “Arranger”) to act, and the Arranger hereby agrees to act, as sole lead bookrunner and sole lead arranger for the Bridge Facility, and (b) CS to act, and CS hereby agrees to act, as sole administrative agent for the Bridge Facility, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. Each of the Arranger and the Administrative Agent, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by it in such roles.
You agree that Credit Suisse will have “left” placement in any and all marketing materials or other documentation used in connection with the Bridge Facility. You further agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Bridge Facility unless you and we shall so agree.
3.    Syndication.
We reserve the right, prior to and/or after the execution of the Bridge Facility Documentation, to syndicate all or a portion of the Initial Lender’s commitments with respect to the Bridge Facility to a group of banks, financial institutions and other institutional lenders identified by us that (x) are reasonably acceptable to you or (y) have been identified on a list mutually agreed in writing prior to the date hereof (each, a “Permitted Assignee” and, together with the Initial Lender, the “Lenders”) (which syndication shall not reduce the commitments of the Initial Lender hereunder, except as provided for in Section 9), and you agree to use commercially reasonable efforts to provide us with a period of at least 20 consecutive business days following the launch of syndication and prior to the Closing Date to syndicate the Bridge Facility (provided that (i) such period shall not include July 3, 2015, November 26, 2015, November 27, 2015, July 4, 2016, November 24, 2016 or November 26, 2016 and (ii) such period shall (w) end on or prior to August 17, 2015 or commence on or after September 8, 2015, (x) end on or prior to December 18, 2015 or commence on or after January 4, 2016, (y) end on or prior to August 15, 2016 or commence on or after September 6, 2016 and (z) end on or prior to December 19, 2016 or commence on or after January 3, 2017).
Without limiting your obligations to assist with syndication efforts as set forth herein, the Initial Lender acknowledges and agrees that its commitment is not conditioned upon the commencement or completion of the syndication, or receipt of commitments in respect of, the Bridge Facility, and in no event shall the commencement or successful completion of syndication of the Bridge Facility constitute a condition to the availability of the Bridge Facility on the Closing Date. We intend to commence syndication efforts promptly upon the execution of the Acquisition Agreement and public announcement of the Transactions. Until the Closing Date, you agree to actively assist us as set forth below. From and after the execution of the Acquisition Agreement, such assistance shall include (a) your using commercially reasonable efforts (and your using commercially reasonable efforts to cause the Target) to ensure that any syndication efforts benefit materially from your and the Target’s existing lending and investment banking relationships, (b) direct contact between senior management, representatives and advisors of you (and your using commercially reasonable efforts to cause direct contact between senior management, representatives, and advisors of the Target) and the proposed Lenders, (c) your assistance (and, if the Arranger shall reasonably determine it to be advisable and shall so request, your using commercially reasonable efforts to cause the Target to assist) in the preparation of a customary confidential information memorandum for the Bridge Facility and other customary marketing materials and presentations to be used in connection with the syndication (the “Information Materials”), (d) your providing or causing to be provided customary projections of Black Hills and its subsidiaries, (e) prior to the launch of the syndication, your having a Public Debt Rating (as defined in Annex I to Exhibit A) from each of Standard & Poor’s Ratings Service (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), in each case giving effect to the Transactions, and (f) at the Arranger’s request, the hosting, with the Arranger, of one or more meetings of prospective Lenders at a mutually agreeable time and venue. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee

Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary (but without limiting your obligation to assist with the syndication efforts as set forth herein), neither the obtaining of the ratings referenced above nor the compliance with any of the other provisions set forth in clauses (a) through (f) above or any other provisions of this paragraph shall constitute a condition to the commitments hereunder or the funding of the Bridge Facility on the Closing Date.
You agree, at the request of the Arranger, to assist in the preparation of a version of the Information Materials to be used in connection with the syndication of the Bridge Facility consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to Black Hills, the Target or their respective subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws (all such Information Materials being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”. Before distribution of any Information Materials, you agree to execute and deliver to the Arranger (i) a customary letter in which you authorize distribution of the Information Materials to Lenders’ employees willing to receive Private Lender Information and (ii) a separate customary letter in which you authorize distribution of Information Materials containing solely Public Lender Information and represent that such Information Materials do not contain any Private Lender Information, which letter shall, in each case, include a customary “10b-5” representation. You further agree that each document to be disseminated by the Arranger to any Lender in connection with the Bridge Facility will, at the request of the Arranger, be identified by you as either (i) containing Private Lender Information or (ii) containing solely Public Lender Information. You acknowledge that the following documents contain solely Public Lender Information (unless you notify us prior to their intended distribution that any such document contains Private Lender Information and provided that you have been given a reasonable opportunity to review such documents): (a) drafts and final Bridge Facility Documentation, including term sheets; (b) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda); and (c) notification of changes in the terms of the Bridge Facility.
The Arranger will manage all aspects of any syndication in consultation with you, including decisions as to the selection of institutions to be approached (which shall be Permitted Assignees) and when they will be approached, when their commitments will be accepted, which institutions will participate (which shall be Permitted Assignees), the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees among the Lenders. To assist the Arranger in its syndication efforts, you agree promptly to prepare and provide (and to use commercially reasonable efforts to cause the Target promptly to provide) to the Arranger all customary information with respect to Black Hills, its subsidiaries, the Target and its subsidiaries, the Transactions and the other transactions contemplated hereby, including all customary financial information and projections (the “Projections”), as the Arranger may reasonably request in connection with the structuring, arrangement or syndication of the Bridge Facility.

You agree that, prior to a Successful Syndication (as defined in the Fee Letter), (a) Black Hills shall use commercially reasonable efforts to ensure that no other competing issues of debt securities or commercial bank or other credit facilities of the Target or its subsidiaries are announced, offered, attempted, placed or arranged (other than (i) ordinary-course indebtedness of the Target and its subsidiaries not prohibited from being incurred pursuant to the terms of the Acquisition Agreement (as in effect on the date hereof without giving effect to any consents granted thereunder) and (ii) any other financing reasonably agreed by the Arranger) and (b) there shall be no other competing issues of debt securities or commercial bank or other credit facilities of Black Hills or its subsidiaries announced, offered, attempted, placed or arranged (other than (i) the Permanent Financing, (ii) refinancing of the Existing Credit Agreement (as defined below) so long as such refinancing does not result in an increase in the aggregate principal amount of commitments thereunder; (iii) refinancing of the Credit Agreement dated as of April 13, 2015 among Black Hills, as the borrower, the financial institutions party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Term Loan Credit Agreement”); provided in the case of this clause (iii) that Credit Suisse shall have been engaged by you to act as the sole lead arranger in respect of such refinancing; (iv) any other financing reasonably agreed by the Arranger.
In addition, to the extent the Borrower is unable to issue the Senior Notes, the Shares and/or the Units on or prior to the Closing Date, you agree to use commercially reasonable efforts to negotiate, execute and deliver the Bridge Facility Documentation (as defined below) on or before the date that is 45 days following the date hereof.
4.    Information.
You hereby represent and warrant that (a) all written information, other than the Projections, other forward-looking information and information of a general economic or industry nature (the “Information”) that has been or will be made available to us by or on behalf of you or any of your representatives in connection with the transactions contemplated hereby (which Information shall be to your knowledge to the extent it relates to the Target and its subsidiaries), is or will be, when furnished and taken as a whole (together with any written supplements thereto), complete and correct in all material respects and does not or will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections and other forward-looking information that have been or will be made available to us by or on behalf of you or any of your representatives have been or will be prepared in good faith based upon assumptions that are reasonably believed by you to be reasonable at the time made and the time the related Projections and forward-looking information are made available to us (it being recognized by us that such Projections and forward-looking information are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond your control, that no assurance can be given that any particular financial projections will be realized, that actual results during the period or periods covered by any such Projections or forward-looking information may differ from the projected results and that such differences may be material). You agree that if at any time prior to the later of (x) the Closing Date and (y) a Successful Syndication (as defined in the Fee Letter), any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly (or prior to the closing of the Bridge Facility, with respect to Information or Projections concerning the Target, you will, subject to any limitations on your rights to request information concerning the Target contained in the Acquisition Agreement (as defined below), use commercially reasonable efforts to) supplement the Information and the Projections so that, with respect to the Information related to the Target and its subsidiaries prior to the Closing Date to your knowledge, such representations will be correct in all material respects under those circumstances. In arranging and syndicating the Bridge Facility, we will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof.

5.    Fees.
As consideration for the Initial Lender’s commitments hereunder, and the Arranger’s agreements to perform the services described herein, you agree to pay (or cause to be paid) to us the fees set forth in this Commitment Letter and the Fee Letter dated the date hereof and delivered herewith with respect to the Bridge Facility (the “Fee Letter”).
6.    Conditions Precedent.
The Initial Lender’s commitment hereunder, and each of our agreements to perform the services described herein, are subject only to the following conditions: (a) since the date hereof there shall not have occurred any change or event that has had or would reasonably be expected to have a Material Adverse Effect (as defined below), (b) the negotiation, execution and delivery of the Bridge Facility Documentation by all parties thereto on the terms set forth in the Term Sheet and (c) the other conditions set forth on Exhibit B and the section entitled “Conditions Precedent to Borrowing on the Closing Date” in Exhibit A to this Commitment Letter.
For the purposes hereof, “Material Adverse Effect” has the meaning set forth in the Acquisition Agreement, with capitalized terms used in such definition having the meanings set forth in the Purchase and Sale Agreement between the Sellers party thereto and Black Hills Utility Holdings, Inc., as Buyer, dated as of the date hereof (the “Acquisition Agreement”) as in effect on the date hereof.
Notwithstanding anything contained in this Commitment Letter, the Fee Letter or the Bridge Facility Documentation to the contrary, (a) the only representations the accuracy of which shall be a condition to availability of the Bridge Facility on the Closing Date shall be (i) such of the representations made by or on behalf of the Sellers and their subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you have (or an affiliate of yours has) the right to terminate your (or its) obligations under the Acquisition Agreement or to decline to consummate the Acquisition as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the Bridge Facility Documentation shall be in a form such that they do not impair availability of the Bridge Facility on the Closing Date if the conditions set forth in this Section 6, the section entitled “Conditions Precedent to Borrowing on the Closing Date” in Exhibit A and Exhibit B are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties of Black Hills set forth in the Term Sheet relating to corporate existence and power, corporate authorization, due execution and delivery and no contravention of organizational documents, material applicable law or material debt instruments, in each case as they relate to the entering into and performance of the Bridge Facility Documentation, the binding effect of the Bridge Facility Documentation, no event of default, margin regulations, Investment Company Act, solvency (as to Black Hills and its subsidiaries, taken as a whole, with solvency being determined in a manner consistent with Annex B-1), and compliance with the PATRIOT Act (as defined in Section 14 below), laws applicable to sanctioned persons and the Foreign Corrupt Practices Act. There shall be no conditions to closing and funding not expressly set forth in this Section 6, Exhibit B to this Commitment Letter and the section entitled “Conditions Precedent to Borrowing on the Closing Date” in Exhibit A to this Commitment Letter (collectively, the “Funds Certain Provisions”).

7.    Indemnification; Expenses.
You agree (a) to indemnify and hold harmless each of us and our respective officers, directors, employees, agents, advisors, controlling persons, members and successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and reasonable out-of-pocket and documented or invoiced expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Bridge Facility and the syndication thereof or any related transaction contemplated hereby or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by you, a third party or by the Target, the Sellers or any of your or their respective affiliates or equity holders), and to reimburse each such Indemnified Person promptly following demand for any reasonable and documented or invoiced out-of-pocket expenses (including legal expenses) incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to any claim, loss, damage, liability or expense to the extent the same are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from (i) the gross negligence, bad faith or willful misconduct of the respective Indemnified Person or any Related Person (as defined below) of such Indemnified Person, (ii) a material breach of the obligations of any Indemnified Person or any Related Person thereof under this Commitment Letter, the Fee Letter, the Transactions or the Bridge Facility Documentation, or (iii) any claim, litigation, investigation or proceeding solely between or among Indemnified Persons or their Related Persons other than an Arranger or other agent in its capacity as such (and which does not involve any act or omission by you or any of your affiliates), (b) whether or not the Transactions are consummated and the funding under the Bridge Facility occurs, to reimburse each of us from time to time, promptly following presentation of a summary statement, for all reasonable and documented or invoiced out-of-pocket expenses (including, but not limited to, expenses of our due diligence investigation, consultants’ fees, syndication expenses, travel expenses and fees, disbursements and other charges of counsel (but limited to expenses of one legal counsel and, if reasonably necessary or advisable, of one regulatory counsel and one local counsel in any relevant jurisdiction for all Indemnified Persons unless, in the reasonable opinion of an Indemnified Person, representation of all Indemnified Persons by such counsel would be inappropriate due to the existence of an actual or potential conflict of interest)), in each case, incurred in connection with the Bridge Facility and the syndication thereof, and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Bridge Facility Documentation and any ancillary documents in connection therewith, whether or not the Closing Date occurs or any Bridge Facility Documentation is executed and delivered or any extensions of credit are made under the Bridge Facility. For purposes hereof, a “Related Person” means, with respect to an Indemnified Person, such Indemnified Person’s controlled affiliates and the respective directors, officers and employees of such Indemnified Person and its controlled affiliates. Notwithstanding any other provision of this Commitment Letter, none of us, you or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with its activities related to the Bridge Facility; provided that the foregoing shall not limit your indemnification obligation set forth in this Section 7.
It is further agreed that the Commitment Parties shall only have liability to you (as opposed to any other person). Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct, actual damages resulting from the bad faith, gross negligence or willful misconduct of such Indemnified Person or any of its Related Persons as determined by a final, non-appealable judgment of a court of competent jurisdiction. You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld, it being understood that any Indemnified Person may reasonably withhold its consent if such settlement does not comply with clauses (i) and (ii) below), effect any settlement of any pending or threatened proceeding against an Indemnified Person in respect of which indemnity could have been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such proceeding and (ii) does not include any statement as to any admission or fault, culpability, wrong-doing or a failure to act by or on behalf of such Indemnified Person. You shall not be liable for any settlement of any claim, litigation, investigation or proceeding effected without your consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement in accordance with the other provisions of this Section 7.
8.    Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.
You acknowledge that the Commitment Parties may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. We (and our affiliates) will not (i) use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you in connection with our performance of services for other persons or (ii) furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other companies. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.
You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and any of us is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether any of us have advised or is advising you on other matters, (b) we, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of any of us, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that we are engaged in a broad range of transactions that may involve interests that differ from your interests and that none of us has any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and (e) you waive, to the fullest extent permitted by law, any claims you may have against any of us for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the transactions contemplated hereby and agree that none of us shall have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors. In particular, you acknowledge that CS Securities is acting as a buy-side financial advisor to you in connection with the Transactions. You agree not to assert or allege any claim based on actual or potential conflict of interest arising or resulting from, on the one hand, the engagement of CS Securities in such capacity and our obligations hereunder, on the other hand. Additionally, you acknowledge and agree that none of us is advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including, without limitation, with respect to any consents needed in connection with the transactions contemplated hereby). You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby (including, without limitation, with respect to any consents needed in connection therewith), and we shall have no responsibility or liability to you with respect thereto. Any review by us of Black Hills, the Target, the Transactions, the other transactions contemplated hereby or other matters relating to such transactions will be performed solely for our benefit and shall not be on behalf of you or any of your affiliates.

You further acknowledge that we are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we may provide investment banking and other financial services to, and/or acquire, hold or sell, for our own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Target and other companies with which you or the Target may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any of us or any of our customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
9.    Assignments; Amendments; Governing Law, Etc.
This Commitment Letter shall not be assignable by you without the prior written consent of the parties hereto (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons) to the extent expressly set forth herein.
The Commitment Party may assign all or a portion of its commitment hereunder to one or more Permitted Assignees, whereupon such Commitment Party shall be released from all or the portion of its commitment hereunder so assigned; provided that no such assignment shall relieve the Commitment Parties of their obligations hereunder, except to the extent such assignment is evidenced by, at our election, (i) a customary joinder agreement (a “Joinder Agreement”) pursuant to which such lender agrees to become party to this Commitment Letter and extend commitments directly to you on the terms set forth herein, and which shall not add any conditions to the availability of the Bridge Facility or change the terms of the Bridge Facility or increase compensation payable by you in connection therewith except as set forth in the Fee Letter and which shall otherwise be reasonably satisfactory to you and us, or (ii) the Bridge Facility Documentation. Any and all obligations of, and services to be provided by, a Commitment Party hereunder (including, without limitation, the Initial Lender’s commitment) may be performed and any and all rights of such Commitment Party hereunder may be exercised by or through any of their respective affiliates or branches and, in connection with such performance or exercise, such Commitment Party may exchange with such affiliates or branches information concerning you and your affiliates that may be the subject of the transactions contemplated hereby (subject to the confidentiality provisions set forth below) and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to such Commitment Party hereunder; provided that you will not incur any additional cost of such affiliates or branches performing such obligations or services.

This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of us and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

You acknowledge that information and documents relating to the Bridge Facility may be transmitted through SyndTrak, Intralinks, the internet, e-mail or similar electronic transmission systems, and that none of us shall be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner except to the extent such damages are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of the Commitment Party (it being understood that actions consistent with industry practice in the leveraged lending market shall not constitute gross negligence or willful misconduct). Following the Closing Date, the Arranger may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of you and your affiliates (or any of them), and the amount, type and closing date of such Transactions, all at the expense of the Arranger. This Commitment Letter and the Fee Letter supersede all prior understandings, whether written or oral, between us with respect to the Bridge Facility. THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including the good faith negotiation of the Bridge Facility Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being understood for the avoidance of doubt that the funding of the Bridge Facility is subject to the conditions precedent set forth herein.

10.    Jurisdiction.
Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such action or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any such New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of any process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.
11.    Waiver of Jury Trial.
EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.
12.    Confidentiality.
This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance, nor the activities of any of us pursuant hereto, shall be disclosed, directly or indirectly, to any other person except (a) to your officers, directors, employees, attorneys, agents, accountants, shareholders, rating agencies and advisors on a confidential and need-to-know basis (provided that you accept responsibility for any disclosure by such persons in violation of this Commitment Letter), (b) (i) in any legal, judicial or administrative proceeding, (ii) as otherwise required by applicable law, regulation or compulsory legal process or as requested by a governmental authority, or (iii) in the case of the Commitment Letter and the contents hereof (but not the Fee Letter and the contents thereof) as you may (x) determine is reasonably advisable to comply with your obligations under securities and other applicable laws and regulations or (y) reasonably conclude is necessary in connection with obtaining any regulatory approval required for the Transactions (in each case pursuant to this clause (b), you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to such disclosure and if you are unable to notify us prior to such disclosure, such notice shall be delivered to us promptly thereafter to the extent permitted by law), (d) you may disclose the aggregate fee amounts contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Bridge Facility and/or the Permanent Financing or in any public filing relating to the Transactions, (e) to the Sellers and its officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis

(but not the Fee Letter and the contents thereof unless redacted in a form acceptable to the Commitment Parties in their reasonable discretion); provided that you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter or the contents thereof) in any proxy or other public filing relating to the Acquisition or in any prospectus or other offering memorandum relating to any offering of the Permanent Financing, (f) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter, or the transactions contemplated thereby or enforcement hereof and thereof, and (g) in the case of the Term Sheet only, to any other Lenders or prospective Lenders with the consent of the Arranger (in a form for marketing reasonably acceptable to the Commitment Parties, which may include summary fee information with respect to fees payable to Lenders if you and we shall so agree).
The Commitment Parties shall use all nonpublic information received by them in connection with the Transactions solely for purposes that are the subject of this Commitment Letter and the transactions contemplated hereby and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) to any Lenders or participants or prospective Lenders or participants (collectively, “Specified Counterparties”), provided that any such disclosure shall be made subject to the acknowledgment and acceptance by such Specified Counterparty that such information is being disseminated on a confidential basis in accordance with the standard syndication process of the Arranger or customary market standards for dissemination of such types of information, (b) in any legal, judicial, administrative proceeding or other process or otherwise as required by applicable law or regulations, (c) upon the request or demand of any governmental or other regulatory authority having jurisdiction or claiming to have jurisdiction over such Commitment Party or its affiliates, (d) to the employees, legal counsel, independent auditors, professionals and other experts or agents of such Commitment Party (collectively, “Representatives”) who are informed of the confidential nature of such information, (e) to any of its affiliates (or such affiliates’ Representatives) solely in connection with the Transactions (provided that such information shall be provided on confidential basis, and such Commitment Party shall be responsible for its affiliates’ compliance with this paragraph), (f) for purposes of establishing a “due diligence” defense, (g) to the extent any such information becomes publicly available other than (x) by reason of disclosure by such Commitment Party, its affiliates or Representatives in breach of this Commitment Letter or (y) from a source other than Black Hills that is not, to such Commitment Party’s knowledge, subject to confidentiality obligations to Black Hills, (h) to the extent such confidential information was already in such Commitment Party’s possession or is independently developed by such Commitment Party; and (i) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter, or the transactions contemplated thereby or enforcement hereof and thereof. The confidentiality obligations of the Commitment Parties under this Section 12 shall terminate and be superseded by the confidentiality provisions in the Bridge Facility Documentation (to the extent covered thereby) and in any event, on the second anniversary of the date hereof.

Notwithstanding anything herein to the contrary, any party to this Commitment Letter (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and the Fee Letter and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter or the Fee Letters and (ii) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter and the Fee Letters is the purported or claimed U.S. Federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such transactions.
13.    Surviving Provisions.
The compensation (if applicable), reimbursement (if applicable), indemnification, confidentiality, syndication, information, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and (other than in the case of the syndication provisions) notwithstanding the termination of this Commitment Letter or the Initial Lender’s commitments hereunder and our agreements to perform the services described herein; provided that your obligations under this Commitment Letter, other than those relating to confidentiality, compensation, information and to the syndication of the Bridge Facility (which shall remain in full force and effect), shall, to the extent covered by the Bridge Facility Documentation, automatically terminate and be superseded by the applicable provisions contained in such Bridge Facility Documentation upon the occurrence of the Closing Date. The commitments under the Bridge Facility may be terminated in whole or in part by you at any time subject to the provisions of the preceding sentence.
14.    PATRIOT Act Notification.
We hereby notify you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of us and each Lender is required to obtain, verify and record information that identifies Black Hills, which information includes the name, address, tax identification number and other information regarding Black Hills that will allow each of us or such Lender to identify Black Hills in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each of us and each Lender. You hereby acknowledge and agree that we shall be permitted to share any or all such information with each other Lender.
15.    Acceptance and Termination.
If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on July 15, 2015. Our offer hereunder, and our agreements to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter will become a binding commitment of the Initial Lender only after it has been duly executed and delivered by you in accordance with the first sentence of this Section 15. Thereafter, all commitments and undertakings of each Commitment Party hereunder will expire on the earliest of (hereinafter, the “Outside Date”) (a) 5:00 p.m., New York City time, July 12, 2016; (or such later date not later than 15 months following the date hereof to which the Outside Date (as defined in the Acquisition Agreement as in effect on the date hereof) shall have been extended (in accordance with the Acquisition Agreement as in effect on the date hereof)), (b) the date on which the Bridge Facility Documentation shall have been entered into, (c) the date that the Acquisition Agreement is terminated or expires, (d) the date that Black Hills informs the Commitment Parties in writing, or makes a public announcement, that Black Hills has abandoned its pursuit of the Acquisition and (e) receipt by the Commitment Parties of written notice from Black Hills of its election to terminate all commitments under the Bridge Facility in full.
[Remainder of this page intentionally left blank]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.
Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

By:/s/ SoVonna Day-Goins
Name: SoVonna Day-Goins
Title: Managing Director

CREDIT SUISSE AG,
CAYMAN ISLANDS BRANCH

By:/s/ Mikhail Faybusovich
Name: Mikhail Faybusovich
Title: Authorized Signatory

By:/s/ Michaela Kenny
Name: Michaela Kenny
Title: Authorized Signatory

[Signature Page to Project Silver Bullet Commitment Letter]

Accepted and agreed to as of
the date first above written:

BLACK HILLS CORPORATION

By:    /s/ Richard Kinzley
Name: Richard Kinzley
Title: Senior Vice President and Chief Financial Officer

[Signature Page to Project Silver Bullet Commitment Letter]

EXHIBIT A

PROJECT SILVER BULLET
$1.17 Billion Senior Unsecured Bridge Term Loan Credit Facility
Summary of Principal Terms and Conditions

Borrower:	Black Hills Corporation (the “Borrower”).

Guarantors:	None.

Transactions:
The Borrower, directly or through one of its wholly owned domestic subsidiaries, intends to acquire (the “Acquisition”) all of the outstanding equity interests of a company previously identified to the Arranger as “Silver Bullet” (the “Target”) from its current equity holders (the “Sellers”), pursuant to a Purchase and Sale Agreement dated the date hereof (the “Acquisition Agreement”) among the Borrower and the Sellers for an aggregate cash consideration set forth in the Acquisition Agreement (the “Acquisition Consideration”).
In connection with the Acquisition, the Borrower intends to (a) obtain a senior unsecured bridge term loan credit facility described below under the caption “Bridge Facility” and (b) pay the fees and expenses incurred in connection with the Acquisition, such Bridge Facility and the other transactions contemplated in connection therewith (the “Transaction Costs”).
It is anticipated that some or all of the Bridge Facility will be replaced or refinanced by the issuance of any combination of (i) senior unsecured notes (the “Senior Notes”) by the Borrower through a public offering or in a private placement, (ii) shares of the Borrower’s common stock (the “Shares”) through a public offering or in a private placement, and/or (iii) Class A Units of the Target pursuant to an equity offering of such Class A Units (the “Units” and, collectively with the Senior Notes and the Shares, the “Permanent Financing”).
The foregoing transactions are collectively referred to as the “Transactions”.

Administrative Agent:
CS, acting through one or more of its branches or affiliates, will act as sole administrative agent (collectively, in such capacity, the “Administrative Agent”) for a syndicate of banks, financial institutions and other institutional lenders approved by you (together with CS, the “Lenders”), and will perform the duties customarily associated with such role.

Sole Bookrunner and Sole Lead Arranger:
CS Securities will act as sole bookrunner and sole lead arranger for the Bridge Facility described below (in such capacities, the “Arranger”), and will perform the duties customarily associated with such roles.

Bridge Facility:
A senior unsecured bridge term loan credit facility in an aggregate principal amount of up to $1.17 billion (as automatically reduced from time to time in accordance with this Term Sheet and as may be voluntarily reduced by the Borrower in accordance with this Term Sheet, the “Bridge Facility”) .

Purpose:	The proceeds of the Bridge Facility will be used by the Borrower (a) to pay a portion of the Acquisition Consideration and (b) to pay the Transaction Costs.

Availability:
The Bridge Facility may be drawn in a single drawing on the closing date of the Acquisition (the “Closing Date”), which shall occur on or prior to the Outside Date.
Amounts borrowed under the Bridge Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.

Final Maturity and Amortization:	The Bridge Facility will mature on the first anniversary of the Closing Date (the “Maturity Date”). There will be no scheduled amortization.

Mandatory Prepayments and Commitment Reductions:
On or prior to the Closing Date, the aggregate commitments in respect of the Bridge Facility under the Commitment Letter or under the Bridge Facility Documentation (as applicable) shall be permanently reduced, and after the Closing Date, the aggregate loans under the Bridge Facility shall be prepaid, without penalty or premium, in each case, dollar-for-dollar, by the following amounts (in each case subject to exceptions to be agreed):

(a) 100% of the net cash proceeds of all asset sales or other dispositions of property by the Borrower and its subsidiaries (including proceeds from the sale of stock of any subsidiary of the Borrower and insurance and condemnation proceeds but excluding intercompany sales of assets and ordinary course of business sales), but only to the extent such net cash proceeds exceed in the aggregate $50,000,000 during any fiscal year of the Borrower and, with respect to insurance and condemnation proceeds, are not reinvested by the Borrower or any of its subsidiaries in assets necessary or useful in the operation of its business within 180 days after (or committed to be so reinvested within 180 days after) the consummation of the applicable asset sale and subject to additional exceptions to be agreed; and

(b) 100% of the net cash proceeds received from any issuance of debt securities, incurrence of other debt for borrowed money, or issuance of equity securities or equity-linked securities (in a public offering or private placement) by the Borrower or any of its subsidiaries, subject to exceptions to be agreed (including (i) refinancing of or borrowings under the Existing Credit Agreement so long as, in the case of a refinancing described in this clause (i), such refinancing does not cause the aggregate principal amount of commitments thereunder to exceed $750 million, (ii) refinancing of the Credit Agreement dated as of April 13, 2015 among Black Hills, as the borrower, the financial institutions party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Term Loan Credit Agreement”) so long as such refinancing does not result in an increase in the aggregate principal amount of commitments or loans thereunder, (iii) inter-company debt obligations, (iv) purchase money debt or capital lease obligations incurred to finance the acquisition of equipment or real property in the ordinary course of business, (v) equity securities issued pursuant to, or upon the exercise of options or similar rights granted pursuant to, equity-based incentive plans or arrangements, employee stock purchase plans or dividend reinvestment plans and (vi) any other financing reasonably agreed by the Arranger).
In addition, on or prior to the Closing Date, the aggregate commitments in respect of the Bridge Facility under the Commitment Letter or under the Bridge Facility Documentation (as applicable) shall be permanently reduced to zero immediately upon the earliest of (i) 5:00 p.m., New York City time, July 12, 2016 (or such later date not later than 15 months following the date hereof to which the Outside Date (as defined in the Acquisition Agreement as in effect on the date hereof) shall have been extended (in accordance with the Acquisition Agreement as in effect on the date hereof)) (ii) the date that the Acquisition Agreement is terminated or expires and (iii) the date that Black Hills informs the Arranger in writing, or makes a public announcement, that Black Hills has abandoned its pursuit of the Acquisition.
The Borrower shall provide the Administrative Agent with prompt written notice of any mandatory prepayment or commitment reduction hereunder and, in the case of any mandatory prepayment from the net cash proceeds of any event described in (a) or (b) above, shall make such prepayment within one business day of receipt of such net cash proceeds.

Voluntary Prepayments and Reductions in Commitments:
Voluntary reductions of the unutilized portion of the commitments under the Bridge Facility and prepayments of borrowings thereunder will be permitted at any time (including at any time prior to the Closing Date), in reasonable minimum principal amounts to be agreed upon solely with respect to prepayments of borrowings, in each case, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

Documentation:
The making of the loans under the Bridge Facility will be governed by definitive loan and related agreements and documentation (collectively, the “Bridge Facility Documentation” and the principles set forth in this paragraph, the “Documentation Principles”) to be negotiated in good faith, which will be based on the Borrower’s Amended and Restated Credit Agreement, dated as of May 29, 2014, among the Borrower, the financial institutions from time to time party thereto, as lenders, and U.S. Bank National Association, as administrative agent (as amended from time to time, the “Existing Credit Agreement”), with modifications (a) as are necessary to reflect the terms specifically set forth in the Commitment Letter (including the exhibits thereto) (including the nature of the Bridge Facility as a bridge facility) and the Fee Letter, (b) to reflect any changes in law or accounting standards since the date of the Existing Credit Agreement, (c) to reflect the operational or administrative requirements of the Administrative Agent as reasonably agreed by Black Hills, (d) to accommodate the structure of the Acquisition and (e) as agreed by Black Hills and the Administrative Agent. The Bridge Facility Documentation will contain only those conditions to borrowing, mandatory prepayments, representations, warranties, affirmative and negative covenants and events of default expressly set forth in this Commitment Letter, including the Term Sheet, with such modifications to the terms thereof as shall be made in accordance with the flex provisions of the Fee Letter.

Representations and Warranties:
Substantially the same as those contained in the Existing Credit Agreement, including corporate organization and authority; subsidiaries; corporate authority and validity of obligations; financial statements; no litigation, no labor controversies; taxes; approvals; ERISA; government regulation; margin stock, use of proceeds; licenses and authorizations; compliance with laws; ownership of properties, liens; no burdensome restrictions, compliance with agreements; full disclosure; solvency; sanctions laws and regulations; compliance with the PATRIOT Act; Foreign Corrupt Practices Act and other applicable anti-corruption laws; and no default.

Conditions Precedent to Borrowing on the Closing Date:
The borrowing under the Bridge Facility on the Closing Date will be subject solely to the conditions precedent set forth in Section 6 of the Commitment Letter and Exhibit B to the Commitment Letter, the accuracy of the Specified Representations in all material respects and the Acquisition Agreement Representations (subject to the Funds Certain Provisions) and the delivery of a borrowing notice.

Covenants:
Substantially similar to those found in the Existing Credit Agreement with similar thresholds and exceptions, including corporate existence, subsidiaries; maintenance; taxes; ERISA; insurance; financial reports and other information; bank inspection rights; conduct of business; liens; use of proceeds, Regulation U; sale and leasebacks; mergers, consolidations, acquisitions and sale of assets; use of property and facilities, environmental and health and safety laws; investments, acquisitions, loans, advances and guaranties; restrictions on indebtedness; dividends and other shareholder distributions; transactions with affiliates; compliance with laws; pari passu; certain subsidiaries; ratings; material obligations; sanctions laws and regulations; Foreign Corrupt Practices Act and other applicable anti-corruption laws.

Financial Covenant:	Recourse Indebtedness to Capital, each as defined in the Existing Credit Agreement, shall not exceed 0.75 to 1.00 at the end of any fiscal quarter.

Events of Default:
Substantially similar to those found in the Existing Credit Agreement with similar thresholds and exceptions, including non-payment of principal, interest, fees or other amounts; failure of any representation or warranty to be true and correct in any material respect when made or deemed made; non-observance or non-performance of covenant to maintain conduct of business and maintenance of existence or any negative covenant; non-observance or non-performance of any other agreement in any loan document; cross-default and cross-acceleration; bankruptcy or insolvency of the Borrower or any material subsidiary; ERISA events; judgments; any change of control; or the Borrower ceases to be wholly liable for the full amount of the obligations under the Bridge Facility.

Voting:
Actions/amendments/waivers requiring the consent of all Lenders directly and adversely affected include: reduction of principal, interest rates or fees; postponement of dates fixed for payment of principal, interest or fees; modification of “Required Banks” definition and other voting provisions; modification of any condition precedent to the extension of credit; change of “pro rata” sharing provisions; imposition of restrictions on assignments and participations. Otherwise the instructions/approval of Required Lenders (i.e., Lenders holding a majority of the aggregate commitments prior to the Closing Date; thereafter, Lenders holding a majority of the aggregate principal balance outstanding and unused commitments) shall control. The consent of any agent directly affected thereby shall be required for any modification of any provision affecting the rights, duties or obligations of such agent.

Cost and Yield Protection:
Usual for facilities and transactions of this type, including customary tax gross-up provisions, consistent with the Existing Credit Agreement (including but not limited to provisions relating to Dodd-Frank and Basel III).

Assignments and Participations:
Prior to the Closing Date, the Lenders will not be permitted to assign commitments under the Bridge Facility to any Person that is not a Permitted Assignee, or a Lender or a controlled affiliate of a Lender, without the consent of the Borrower (not to be unreasonably withheld or delayed).

Consistent with the Existing Credit Agreement, from the Closing Date, the Lenders will be permitted to assign loans under the Bridge Facility with the consent of the Borrower (not to be unreasonably withheld or delayed). All assignments require the consent of the Administrative Agent (not to be unreasonably withheld or delayed). Each assignment shall be (i) of all or a proportionate part of all rights and obligations of the assigning Lender, (ii) in a minimum amount of $2,500,000 and increments of $1,000,000 in excess thereof, (iii) evidenced by an executed assignment and acceptance form delivered to the Administrative Agent, and (iv) accompanied by the payment of a $3,500 assignment processing fee to Administrative Agent.

Lenders may sell participations without the consent of any person, so long as any such participation does not create rights in participants to approve amendments or waivers, except amendments, modifications or waivers with respect to a decrease in fees, principal or interest rates, or an extension of any date fixed for payments.

Defaulting Lenders:
Consistent with the Existing Credit Agreement, including the suspension of voting rights and rights to receive certain fees, and the termination or assignment of commitments or loans of defaulting Lenders.

Expenses and Indemnification:
The Borrower will indemnify the Arranger, the Administrative Agent, the Syndication Agent, the Lenders, their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each, an “Indemnified Person”) and hold them harmless from and against all reasonable and documented or invoiced out-of-pocket costs, expenses (including legal expenses) and liabilities of such Indemnified Person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower, the Sellers or any of their respective affiliates or equity holders) that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions in connection therewith; provided that no Indemnified Person will be indemnified for any claim, loss, damage, liability or expense to the extent the same resulted from (i) the gross negligence, bad faith or willful misconduct of the respective Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (ii) a material breach of the obligations of any Indemnified Person or any Related Person thereof under this Commitment Letter, the Fee Letter, the Transactions or the Bridge Facility Documentation, and (iii) any claim, litigation, investigation or proceeding solely between or among Indemnified Persons other than actions against the Administrative Agent, the Arranger or other persons acting in an agency or similar role in their capacity as such (and which does not involve an act or omission of the Borrower or any of its affiliates). The Borrower shall pay all reasonable and documented or invoiced out-of-pocket expenses (including legal expenses (but limited to expenses of one legal counsel and, if reasonably necessary or advisable, of one regulatory counsel and a single local counsel in any relevant jurisdiction for all Indemnified Persons unless, in the reasonable opinion of an Indemnified Person, representation of all Indemnified Persons by such counsel would be inappropriate due to the existence of an actual or potential conflict of interest)) of (a) the Arranger, the Administrative Agent and the Syndication Agent in connection with the syndication of the Bridge Facility and the preparation and administration of the definitive documentation, and amendments, modifications and waivers thereto, and (b) the Arranger, the Administrative Agent, the Syndication Agent and the Lenders for enforcement costs associated with the Bridge Facility.

Governing Law and Forum:	New York.

Arranger’s Counsel:	Davis Polk & Wardwell LLP.

1

ANNEX I

Interest Rates:
The interest rates under the Bridge Facility will be, at the option of the Borrower, (a) Adjusted LIBOR plus the Applicable Adjusted LIBOR Margin (as defined below) or (b) ABR plus the Applicable Adjusted LIBOR Margin minus 1.00%.
The Borrower may elect interest periods of 1, 2, 3 or 6 months for Adjusted LIBOR borrowings. Calculation of interest shall be on the basis of the actual number of days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the prime rate) and interest shall be paid in arrears (i) at the end of each interest period and no less frequently than quarterly, in the case of Adjusted LIBOR advances and (ii) quarterly, in the case of ABR advances.
ABR is the Alternate Base Rate, which is the highest of (a) the Administrative Agent’s Prime Rate, (b) the Federal Funds Effective Rate plus ½ of 1.0%, and (c) Adjusted LIBOR for a one-month interest period, plus 1.0%.
Adjusted LIBOR is the London interbank offered rate for dollars and will at all times include statutory reserves. Adjusted LIBOR shall not be less than 0.00%.

Applicable Adjusted LIBOR Margin:
Ratings[1]	≥A-/A3	≥BBB+/Baa1	≥BBB/Baa2	≥BBB-/Baa3	<BBB-/ Baa3
Closing Date until 89 days following the Closing Date	100.0 bps	112.5 bps	125.0 bps	150.0 bps	175.0 bps
90th day following the Closing Date until 179th day following the Closing Date	125.0 bps	137.5 bps	150.0 bps	175.0 bps	225.0 bps
180th day following the Closing Date until 269th day following the Closing Date	150.0 bps	162.5 bps	175.0 bps	200.0 bps	275.0 bps
From the 270th day following the Closing Date	175.0 bps	187.5 bps	200.0 bps	225.0 bps	325.0 bps
[1] Based on public ratings from S&P and Moody’s for non-credit-enhanced, senior unsecured, long-term debt (the “Public Debt Rating”). Split ratings to be handled consistently with the Existing Credit Agreement.

2

Default Rate:
At any time when the Borrower is in default in the payment of any amount of principal due under the Bridge Facility, the overdue amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR loans.

Undrawn Commitment Fee:
Commencing on the date on which the Bridge Facility Documentation is executed and delivered by each party thereto through the earlier of (x) the Closing Date and (y) the termination or expiration of the Bridge Facility, the Borrower will pay a fee (the “Undrawn Commitment Fee”) to the Administrative Agent for the ratable benefit of the Lenders in an amount equal to 0.175% per annum on the actual daily undrawn portion of the aggregate principal (i.e., face) amount of the commitments in respect of the Bridge Facility (as such amount shall be adjusted to give effect to any voluntary or mandatory reductions of the commitments in accordance with the terms the Bridge Facility Documentation), payable on the earlier of (x) the Closing Date and (y) the termination or expiration of the Bridge Facility.

Duration Fees:
The Borrower will pay a fee (the “Duration Fee”), for the ratable benefit of the Lenders, in an amount equal to (i) 0.50% of the aggregate principal amount of the loans under the Bridge Facility outstanding on the date which is 90 days after the Closing Date, due and payable in cash on such 90th day (or if such day is not a business day, the next business day); (ii) 0.75% of the aggregate principal amount of the loans under the Bridge Facility outstanding on the date which is 180 days after the Closing Date, due and payable in cash on such 180th day (or if such day is not a business day, the next business day); and (iii) 1.00% of the aggregate principal amount of the loans under the Bridge Facility outstanding on the date which is 270 days after the Closing Date, due and payable in cash on such 270th day (or if such day is not a business day, the next business day).

B-1

EXHIBIT B
PROJECT SILVER BULLET
$1.17 Billion Senior Unsecured Bridge Term Loan Credit Facility
Summary of Additional Conditions Precedent 2

The borrowing under the Bridge Facility shall be subject to the following additional conditions precedent:
1.The Acquisition Agreement (including all schedules and exhibits thereto) and all other related documentation shall be satisfactory to the Arranger (it being understood that the Acquisition Agreement delivered to the Arranger at 8:26 a.m., New York City time, on July 12, 2015 is satisfactory). The Acquisition shall have been consummated substantially concurrently with the borrowing under the Bridge Facility in accordance with the Acquisition Agreement on or prior to the Outside Date, and the Acquisition Agreement shall not have been amended or modified, and no condition shall have been waived or consent granted, in any respect that is materially adverse to the Lenders or the Arranger without the Arranger’s prior written consent (it being understood and agreed that (a) any modification, amendment, supplement, consent, waiver or request that results in a reduction of the purchase price in respect of the Acquisition (other than pursuant to any purchase price adjustment provided in Section 2.7 of the Acquisition Agreement) that (x) exceeds 10% in the aggregate or (y) is less than or equal to 10% and is not applied to reduce commitments under the Bridge Facility on a dollar-for-dollar basis shall be deemed to be materially adverse to the Lenders and the Arranger and (b) any modification, amendment, supplement, consent, waiver or request that results in an increase in the purchase price in respect of the Acquisition that exceeds 5% in the aggregate (other than pursuant to any purchase price adjustment provided in Section 2.7 of the Acquisition Agreement) shall be deemed to be materially adverse to the Lenders and the Arranger except to the extent funded with equity.)

2.The Arranger shall have received (a) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of Black Hills and the Target for the three most recent fiscal years ended at least 90 days prior to the Closing Date and (b) U.S. GAAP unaudited consolidated and (to the extent available) consolidating balance sheets and related statements of income, stockholders’ equity and cash flows of  each of Black Hills and the Target for each subsequent fiscal quarter ended at least 45 days before the Closing Date; provided that the financial statements required to be delivered by this paragraph 3 shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-1.

3.The Arranger shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of Black Hills as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements have been delivered pursuant to paragraph 2 above (together with such other pro forma financial statements as shall be required in connection with a registered offering) prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the income statement), which pro forma financial statements shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-1.

____________________________
2All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit B is attached, including Exhibit A thereto.

B-2

4.The Administrative Agent shall have received legal opinions, corporate organizational documents, good standing certificates, resolutions and other customary closing certificates, in each case as are customary for transactions of this type and reasonably satisfactory to the Administrative Agent.

5.The Administrative Agent shall have received a solvency certificate in substantially the form of Annex B-I hereto.

6.The Arranger and the Lenders shall have received (or shall simultaneously receive) all fees and invoiced expenses required to be paid on or prior to the Closing Date pursuant to the Fee Letter or the Bridge Facility Documentation.

7.The Arranger shall have received, at least five business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

8.All principal amounts due or outstanding in respect of (i) the $150 million five-year term loan of the Target, (ii) the $25 million incremental term loan of the Target, (iii) the $40 million term loan of the Target’s wholly owned direct subsidiary and (iv) the $26 million revolving credit facility of the Target’s wholly owned direct subsidiary shall have been repaid.

ANNEX B-I

Form of Solvency Certificate

[DATE]

This Solvency Certificate (“Certificate”) of Black Hills Corporation, a South Dakota corporation (“Black Hills”), and its Subsidiaries is delivered pursuant to Section [__] of the $1,170,000,000 Senior Unsecured Bridge Term Loan Credit Agreement, dated as of [__] (the “Credit Agreement”), by and among Black Hills (the “Borrower”), the Lenders from time to time party thereto, and Credit Suisse AG, as administrative agent. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.
I, [_____], the duly elected, qualified and acting [Chief Financial Officer] of Black Hills and its Subsidiaries, DO HEREBY CERTIFY, as follows:
1.    I have reviewed the Credit Agreement and the other Loan Documents referred to therein (collectively, the “Transaction Documents”) and have made such investigation as I have deemed necessary to enable me to express a reasonably informed opinion as to the matters referred to herein.
2.    As of the date hereof, after giving effect to the Transactions, the fair value and the present fair saleable value of any and all property of Black Hills and its Subsidiaries, on a consolidated basis, is greater than the probable liability on existing debts of Black Hills and its Subsidiaries, on a consolidated basis, as they become absolute and matured (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability).
3.    As of the date hereof, after giving effect to the Transactions, Black Hills and its Subsidiaries, on a consolidated basis are able to pay their debts (including, without limitation, contingent and subordinated liabilities) as they become absolute and mature (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability).
4.    As of the date hereof, after giving effect to the Transactions, Black Hills and its Subsidiaries, on a consolidated basis are otherwise “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.
5.    Black Hills and its Subsidiaries, on a consolidated basis, do not intend to, nor do they believe that they will, incur debts that would be beyond their ability to pay as such debts mature.
6.    As of the date hereof, before and after giving effect to the Transactions, Black Hills and its Subsidiaries are not engaged in businesses or transactions, nor about to engage in businesses or transactions, for which any property remaining would, on a consolidated basis, constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which they are engaged.
7.    For the purpose of the foregoing, I have assumed there is no default under the Credit Agreement on the date hereof and will be no default under the Credit Agreement after giving effect to the funding under the Credit Agreement.
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